Exhibit 10.10

AMENDMENT TO FARM/RANCH CONTRACT OF PURCHASE AND SALE Developed & Provided by your Association of Saskatchewan REALTORS®

BETWEEN	BUYER	Dominion Energy c/o Jeff Mallmes
AND
	SELLER	June Krell Box 211 Stoughton Sask. S0G3N0

	DATED	December 4 2016
(ORIGINAL DATE OF CONTRACT OF PURCHASE AND SALE)

Document #

Address:	SW 8 8 8 w2 NW 8 8 8 w2

Legal Description:	SW 8 8 8 w2 NW 8 8 8 w2

With respect to the above-mentioned property, the Buyer and Seller agree as follows:

Date to remove all conditions will be extended to Dec 31 2018

The purchase price is hereby amended to be $525,000.00

ALL OTHER TERMS AND CONDITIONS CONTAINED IN THE SAID CONTRACT/OFFER REMAIN THE SAME AND IN FULL FORCE AND EFFECT.

Dated at	8/14. AM	the	08	day of	June	20	18

Witness	Buyer

Witness	Buyer

Dated at	11:20 am	the	29	day of	May	20	18

Witness	Seller

Witness	Seller

Trademarks are owned or controlled by The Canadian Real Estate Association (CREA) and identify real estate professionals who are members of CREA (REALTORS®) and/or the quality of services they provide (MLS®). Used under license. Copyright - For Use Only by Members of the Association of Saskatchewan REALTORS®

#916 - 2015

Page 1 of 1	WEBForms® Sep/2015

Farm Contract of Purchase and Sale

To:	Herein Called “Seller”	From:	Herein Called “Buyer”
Name	June Krell	Name	Dominion Energy
Name		Name	c/o Keith Stemler
Address	Box 211	Address
City / Prov.	Stoughton Sask.	City / Prov.
Postal Code	S0G3N0	Postal Code

Section 1. PROPERTY	Rural Municipality #065

Legal Land Description	Residence	Buildings/Bins	Farmland	Allocated Parcel Purchase Price
SW 8 8 8 w2	0	0	$250,000.00	$250,000.00
NW 8 8 8 w2	0	0	$250,000.00	$250,000.00
Total Purchase Price	0	0	$500,000.00	$500,000.00

Section 2. THE TRANSACTION

The above mentioned Buyer hereby offer to purchase the property as detailed in Section 1. from the above mentioned Seller subject to the reservations and exceptions appearing in the existing Certificate of Title for the SUM (Purchase Price) of:

five hundred thousand	Dollars

$500,000.00	(2.1) PURCHASE PRICE to be paid as follows:
$ 40,000.00	(2.2) approximate balance of CASH, to be paid subject to the adjustments herein provided, to the Seller’s Solicitor or Brokerage of the Seller, or to the Buyer’s Solicitor as the case may be, 5 (Five) days before the completion date. In closing this transaction, the Seller’s solicitor and the Buyer’s solicitor may by agreement between them, impose and undertake trust conditions upon each other.
$450,000.00	(2.3) FINANCING (or any amount satisfactory to the Buyer - see condition 3.1)
$ 10,000.00	(2.4) DEPOSIT, to be deposited with the Buyer’s Brokerage within 10 business days of offer acceptance, to be held in trust and: (a) to be credited on account of purchase money pending completion; or (b) other termination of this contract.

Buyer acknowledges that taxes, tax credits, payments and mortgage interest rate may be subject to revision.

Buyer Initials	Contract of Purchase and Sale for Farmland	Page 1 of 6	Seller Initials

Section 3. CONDITIONS

This offer is subject to the following conditions:

3.1	The Buyer completing and being satisfied with the results of various tests for Hydrology and land suitability requirements.

3.2	The proposed project meeting all requirements of various Saskatchewan government laws and bylaws and being fully approved by all levels of Saskatchewan government and agencies.

3.3	The land purchase being approved by the Saskatchewan Farm Land Review board.

3.4	If conditions are not removed by April 15th 2017 the Buyer will at their option

A: Pay land rent for the 2017 year of $8,000.00 payable on May 15th

B: Notify the Seller that they may rent their land for Crop Production to the tenant of their choosing for the production and harvest of crops in the 2017 growing season.

Buyer and Seller acknowledge that these conditions will take a significant amount of time. An estimated time for removal of all conditions will be set at July 1, 2017. Buyer and Seller will review this from time to time and if possible will remove conditions earlier. Seller agrees that if needed they will grant a minimum of one 6 month extension for removal of conditions.

In the event said conditions have not been performed, satisfied, or waived in writing by the date set forth, the entire deposit and any other monies paid by the Buyer shall be forthwith returned to the Buyer and this contract shall be null and void.

Section 4. TERMS

The following shall be the terms of the Contract of Purchase and Sale of the property:

4.1	COMPLETION: This transaction of purchase and sale shall be closed on or before twelve noon 15 business days after the removal of all conditions.

4.2	POSSESSION: The Buyer shall have VACANT possession of the property upon completion or as follows: The buyer shall have the right to enter and conduct all tests need to satisfy condition 3.1. Buyer shall leave land in a suitable state after all tests and inspections.

Buyer shall have complete and sole possession upon final closing.

4.3	ADJUSTMENTS Property taxes and farmland rents to be adjusted as of January 1, 2017. All remaining normal adjustments for the Property including but not limited to: local improvement levy and assessments, municipal charges, utilities, shall be adjusted as of the POSSESSION date. All adjustable items are the Buyer’s responsibility for the entire possession Day.

4.4	Surface leases: Seller is to retain all existing surface lease income for a period of 20 years at which time all rights to the surface leases will transfer to the Buyer.

Buyer Initials	Contract of Purchase and Sale for Farmland	Page 2 of 6	Seller Initials

4.5	Tender or payment of monies by the Buyer to the Seller will be by certified cheque, bank draft, cash, or Solicitor’s trust cheque on or before the possession date. The Buyer agrees to pay to the Seller interest at the rate of 6.0 % per annum, on any portion of the purchase price, less mortgages or other encumbrances assumed, not received by the Seller, his/her Solicitor or his/her Brokerage as at the completion date, the interest to be calculated from the completion date, until monies are paid to the Seller or his/her aforesaid agents. The obligation to pay interest shall not in any way affect the Buyer’s obligation to close the purchase on the date referred to in clause 4.1 above.

4.6	The Title to the lands shall be transferred FREE and CLEAR of all encumbrances and liens except: (a) those implied by law; (b) non-financial obligations now on the title, such as easements, utility right-of-way, covenants and conditions that are normally found registered against property of this nature and which do not affect the saleability of the property; and (c) those items the Buyer otherwise agreed to assume in this contract.

4.7	The said property shall be deemed to include all land, buildings, whether on foundations or skids, and all fixtures and improvements including, but not limited to:

➢	No know buildings.

Buyer acknowledges and accepts that all the sizes quoted are the Seller’s best estimates. The Seller warrants and represents that the chattels and fixtures are free and clear of encumbrances.

4.8	Unless otherwise stated herein, any mineral titles for mineral commodities owned by the Seller are NOT INCLUDED in the Purchase Price.

4.9	The Buyer agrees that any crop unharvested or stored on the land may be harvested and removed from the land according to The Agricultural Leaseholds Act.

4.10	INSURANCE The risk of loss or damage to the property shall lie with the Seller until the earlier of the Completion Day or the date possession is granted to the Buyer. If loss or damage to the property occurs before the Seller is paid the Purchase Price, then any insurance proceeds shall be held in trust for the Buyer and the Seller according to their interests in the property.

4.11	It is agreed that for tax purposes, the Seller’s “Proceeds of Disposition” and the Buyer’s “Cost of Acquisition” shall be allocated as detailed in Section 1 of this contract.

4.12	The Purchase Price does not include GST. In the event that GST is payable and the Buyer is not a GST registrant then the Buyer shall remit the applicable GST to the Seller’s lawyer on or before Completion Day.

4.13	The Seller represents and warrants to the Buyer that: (a) the Seller has the legal right to sell the property; (b) the Seller is/are resident(s) of Canada as defined under the provisions of Section 116 of The Income Tax Act and will provide satisfactory evidence of such residency

4.14	The Seller is not aware of any environmental defects in or contamination of the land referred to herein that is in contravention of any applicable federal or provincial statues or regulations as of the date hereof. If there are any outstanding work orders issued by an environmental authority or deficiency notices which the Seller does not repair or rectify before the date of competition, the purchaser shall be entitled to an abatement of the purchase price for the cost of repair or rectification.

Buyer Initials	Contract of Purchase and Sale for Farmland	Page 3 of 6	Seller Initials

4.15	The Seller and Buyer agree to prepare and execute promptly any documents required to complete this transaction. The Seller shall pay for the preparation of the Transfer of Title and the Buyer shall pay for the registration of the Transfer of Title under The Land Titles Act. The costs related to any mortgage or other financing of the purchase price, other than an Agreement for Sale, shall be paid by the Buyer. The Seller shall pay for all costs of discharging any existing mortgage or other encumbrances against the property, not assumed by the Buyer.

4.16	The Seller and the Buyer acknowledge that, except as otherwise described in this contract, there are no other warranties, representations or collateral agreements made by or with the other party, the Seller’s Brokerage and the Buyer’s Brokerage about the property, any neighbouring lands and this transaction, including any warranty, representation or collateral agreement relating to the size/measurements of the land and buildings or the existence of any environmental condition or problem and the Buyer hereby agrees to purchase the above described property as it stands at the price and terms and subject to the conditions above set forth.

4.17	TIME SHALL BE OF THE ESSENCE OF THIS OFFER/CONTRACT.

Buyer Initials	Contract of Purchase and Sale for Farmland	Page 4 of 6	Seller Initials

Section 5. REMEDIES/DISPUTES

5.1	If this offer is not accepted, the entire deposit and any other monies paid, without interest, shall be returned to the Buyer.

5.2	If this offer is accepted and the conditions in Section 3. above have not been satisfied or waived in writing by the date set forth, the entire deposit and any other monies paid by the Buyer shall be forthwith returned to the Buyer.

5.3	If this offer is accepted and all conditions have been removed in writing by the date set forth in Section 3. above and the Buyer fails to execute any required conveyance or formal documents when prepared, or fails to pay any required cash payment or comply with any of the terms in this contract, this contract shall be void at the Seller’s option. Where the defaulting party is the Buyer, the deposit and any other monies shall be forthwith delivered to the Seller’s brokerage as forfeiture to the seller.

5.4	The Buyer and the Seller agree that the provisions of this section are an agreement to disburse the trust funds pursuant to Section 16(a) of The Real Estate Regulations.

5.5	The disbursement of the deposit and other monies as agreed to above is not a prohibition from the Buyer or the Seller seeking a civil remedy for a breach of this contract.

5.6	In the event the Buyer is a corporate body, the provisions of the Land Contracts (Actions) Act and The Limitations of Civil Rights Act of the Province of Saskatchewan are hereby waived by the Buyer upon acceptance of this agreement.

AGENCY

Seller’s Brokerage	Buyer’s Brokerage
Agent Guy Shepherd	Agent Guy Shepherd
Brokerage Farm Boy Realty	Brokerage Farm Boy Realty
Address NE 1 13 31 w1 P.O. Box 1484	Address NE 1 13 31 w1 P.O. Box 1484
City/Town Moosomin Sask. SOG 3N0	City/Town Moosomin Sask. SOG 3N0
Office 306-434-8857 Fax 306-435-3428	Office 306-434-8857 Fax 306-435-3428

By signing this offer the Buyer acknowledges having received and read the Brochure published by the Association of Saskatchewan REALTORS® entitled, “Agency Disclosure”. The Buyer acknowledges having read and understood this Brochure, that it accurately describes the agreement with the Buyer’s Brokerage, and that a copy of it has been received by the Buyer this date.

The Buyer and Seller herby acknowledge and accept that the Brokerage is acting as agent for both the Buyer and the Seller in a Limited Dual Agency (via same salesperson and that the Brokerage’s duties to each of them will be modified by the limitations set out in the Agency Disclosure brochure. The Buyer and Seller acknowledge having received, read, and understood this Brochure.

Buyer Initials	Contract of Purchase and Sale for Farmland	Page 5 of 6	Seller Initials

Section 6. OFFER

6.1	This offer is open to acceptance by the Seller up to 5:00 p.m. 15th day of December 2017.

6.2	Upon acceptance of this offer within the time prescribed in Section 6.1, this contract shall constitute a binding contract of purchase and sale and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

DATED AT	Nanaimo B.C	, this	4	day of	December	, 2016.

SIGNED, SEALED AND DELIVERED in the presence of		IN WITNESS WHEREOF I have hereunto set my hand

Witness	.	Buyer	.

Witness	.	Buyer	.

Section 7. ACCEPTANCE AND DIRECTION TO PAY COMMISSION AND TAXES

The Seller accepts the above offer together with all its terms and conditions contained therein and covenant to carry out the sale on the terms and conditions mentioned herein. I/We do further acknowledge my/our obligation to pay commissions or forfeiture and all applicable federal and provincial taxes to the Seller’s Brokerage pursuant to the agency agreement with respect to the property. I/WE FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY DIRECT AND AUTHORIZE MY/OUR SOLICITOR, as indicated by me/us below, or any other solicitor acting on my/our behalf in this sale, to pay the aforesaid taxes and commission, less the deposit hereby accepted, from the proceeds of the sale when releasable and this shall be and constitute my/our full and sufficient authority for so doing and appoints the Seller’s brokerage as the Seller’s irrevocable agent to demand and receive payment thereof.

DATED AT	11:35 a.m.	, this	5	day of	Dec	, 2016.

SIGNED, SEALED AND DELIVERED in the presence of		IN WITNESS WHEREOF I have hereunto set my hand

Witness	.	Seller	.

Witness	.	Seller	.

Buyer Initials	Contract of Purchase and Sale for Farmland	Page 6 of 6	Seller Initials